UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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GRAHAM PACKAGING COMPANY INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Graham Employees,

Earlier this morning, we announced that the respective Board of Directors for Graham Packaging and Silgan Holdings approved an agreement for Silgan to acquire Graham in a cash and stock deal. Attached is a press release containing details of the transaction as well as an invitation to join an employee meeting later today.

This decision and the willingness to combine our businesses required a lot of thought from many people. Silgan showed a strong interest in Graham as a result of the strategic advantages that Graham provides it. A few of the reasons why we are so attractive include the following:

- We have created an industry leading innovation and technology strategy, with very strong capabilities in machine building, barrier innovation, and process innovation.

- Our market based approach and particular strength in food and beverage applications has helped Graham become many of our customers’ preferred supplier. These customers turn to us first whenever innovation and difficult packaging solutions are required to differentiate their product in the market place.

- We have created a culture of continuous improvement through our Earnings Improvement Process, our Sales Improvement Process and our Graham Performance System, all business systems that have helped drive improved safety, quality, and financial performance in what has been a very difficult business environment. We also have shown an ability to effectively integrate acquisitions and realize value from them.

Silgan’s proposed purchase of Graham is a great compliment to the people of our company who have worked so hard to make Graham what it is today. We intend to retain the plastics business headquarters in York, Pennsylvania.

This combination is unique and a great one for both organizations. The core values of both companies are very consistent, and the combined organization will utilize the best talents from both companies in the future. Cost saving strategies and actions are an important part of this transaction, and will help us provide more competitive solutions for our customers.

The transaction is expected to close in the second half of 2011. While we are in a period of transition from a corporate perspective, we need to continue to execute against our objectives and strategies, achieve our targeted results and innovate and serve our customers better than ever before. Achieving these objectives is what has made Graham successful in the past and will make us even more successful in the future and more importantly will ensure that our customers continue to choose Graham as their source of innovative and sustainable plastic packaging solutions.

Thanks for your ongoing support.

Mark S. Burgess, CEO

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Graham Packaging concerning the proposed merger of Graham Packaging with Silgan (the “merger”) and other future events and their potential effects on Graham Packaging. Such statements are based upon the current beliefs and expectations of our management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies and risk relating to the merger, many of which are beyond our control.

In connection with the proposed merger, Silgan intends to file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 containing a joint proxy statement/prospectus for the stockholders of Graham Packaging and Silgan and each of Graham Packaging and Silgan plan to file other documents with the SEC regarding the proposed merger transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, GRAHAM PACKAGING’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders will be able to obtain, without charge, a copy of the joint proxy statement/prospectus, as well as other relevant documents containing important information about Graham Packaging and Silgan at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. Graham Packaging’s stockholders will also be able to obtain, without charge, a copy of the joint proxy statement/prospectus and other relevant documents when they become available by directing a request by mail or telephone to Graham Packaging, 2401 Pleasant Valley Road, York, PA 17402, Attention: Investor Relations, (717) 771-3220. Information about Graham Packaging’s directors and executive officers and other persons who may be participants in the solicitation of proxies from Graham Packaging’s stockholders is set forth in Graham Packaging’s annual report on Form 10-K for the fiscal year ended December 31, 2010 and Graham Packaging’s joint proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on Schedule 14A on April 30, 2010.